EXHIBIT 5.2

                           WEIL, GOTSHAL & MANGES LLP
                                767 FIFTH AVENUE
                               NEW YORK, NY 10153
                                  212-310-8000
                               (FAX) 212-310-8007


                               September 19, 1997




New York Bancorp Inc.
241-02 Northern Boulevard
Douglaston, New York 11362

Gentlemen:

            We have acted as counsel to New York Bancorp Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of a Registration Statement on Form S-3 (Registration Nos. 333-34675 and 333-34675-01), as amended (the "Registration Statement"), under the Securities Act of 1933, as amended, with respect to $51,500,000 aggregate principal amount of 8.00% Junior Convertible Subordinated Debentures due 2027 (the "Debentures") of the Company, $50,000,000 aggregate liquidation amount of 8.00% Convertible Trust Preferred Securities (the "Capital Securities") of New York Bancorp Capital Trust, a business trust created under the laws of the State of Delaware (the "Trust"), shares of common stock, par value $0.01 per share, of the Company (the "Common Stock") issuable upon conversion of the Debentures and Capital Securities (the "Conversion Shares") and the guarantee with respect to the Capital Securities (the "Guarantee") to be executed and delivered by the Company for the benefit of the holders from time to time of the Capital Securities.

            In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Prospectus that is a part of the Registration Statement (the "Prospectus"), the form of Amended and Restated Declaration of Trust (the "Declaration") among the Company, as Sponsor, The Bank of New York, as Property Trustee, The Bank of New York (Delaware), as Delaware Trustee, the administrators named therein and the holders from time to time of beneficial interests in the assets of the Trust, the form of Indenture (the "Indenture") between the Company and The Bank of New York, as Trustee (the "Trustee"), the form of Debenture set forth in the Indenture, the form of Guarantee, and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of




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New York Bancorp Inc.
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officers and representatives of the Company, and have made such inquiries of such officers and representatives of the Company as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

            In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company. We have also assumed (i) the due incorporation and valid existence of the Company, (ii) that the Company has the requisite corporate power and authority to enter into and perform its obligations under the Declaration, the Indenture, the Debentures and the Guarantee and (iii) the due authorization, execution and delivery of the Declaration, the Indenture, the Debentures and the Guarantee by the Company.

            Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that when the Declaration, the Indenture and the Guarantee will have been duly authorized, executed and delivered by the parties thereto:

            1. The Debentures, when duly authenticated by the Trustee pursuant to the terms of the Indenture, and delivered and paid for in accordance with the terms of the Indenture and as contemplated by the Registration Statement, will be validly issued and will constitute the legally binding obligations of the Company, entitled to the benefits of the Indenture, in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

            2. The Guarantee will constitute the legally binding obligation of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and

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New York Bancorp Inc.
September 19, 1997
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fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

            3. When certificates representing the Conversion Shares will have been manually signed by an authorized officer of the transfer agent and registrar for the Common Stock, registered by such transfer agent and registrar and delivered to the holders of Capital Securities upon conversion thereof in accordance with the terms of the Declaration and the Indenture, the Conversion Shares will have been duly authorized and will be validly issued, fully paid and nonassessable.

            The opinions herein are limited to the laws of the State of New York and the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this opinion of the laws of any other jurisdiction.

            The opinions expressed herein are rendered solely for your benefit in connection with the transactions described herein. Those opinions may not be used or relied upon by any other person, nor, except as provided below, may this letter or any copies hereof be furnished to a third party, filed with a governmental agency, quoted, cited or otherwise referred to without our prior written consent.

            We understand that you have received an opinion from Richards, Layton & Finger, LLP, special Delaware counsel for the Company and the Trust. We are expressing no opinion with respect to the matters contained in such opinion.

            We hereby consent to the use of this opinion as an exhibit to the Registration Statement. We also consent to any and all references to our firm under the caption "Legal Matters" in the Prospectus.




                                    Very truly yours,

                                    /s/ Weil, Gotshal & Manges LLP